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                                  EXHIBIT 10.20










                          ARTHUR TREACHER'S/MIAMI SUBS
                               DEVELOPMENT PROGRAM
                                MASTER AGREEMENT



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                                TABLE OF CONTENTS

                                                                                                               Page

1.       The Combo Unit...........................................................................................1

2.       Term.....................................................................................................2

3.       Combo Unit Site and Applicant Approval...................................................................2

4.       Individual Franchise Agreement for Each Combo Unit.......................................................3

5.       Construction/Conversion Plans for Combo Unit.............................................................3

6.       Combo Unit Operations....................................................................................4

7.       Training.................................................................................................5

8.       Payment of Arthur Treacher's Initial Franchise Fee and Royalty Fee.......................................6

9.       Advertising and Marketing................................................................................7

10.      Franchise Agreement Modification.........................................................................8

11.      Test Units...............................................................................................8

12.      Combo Program Exclusivity................................................................................8

13.      Franchisee Default.......................................................................................8

14.      Franchise Transfer Restrictions..........................................................................9

15.      No Assignment............................................................................................9

16.      Corporate Authority.....................................................................................10

17.      Indemnification.........................................................................................10

18.      Default and Termination.................................................................................10

19.      Bankruptcy..............................................................................................11

20.      Trademarks..............................................................................................11

21.      Notices.................................................................................................12


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
22.      Complete Agreement and Disclosures......................................................................12

23.      Good Faith and Cooperation..............................................................................12

24.      Mediation...............................................................................................12

25.      Mutual Waiver of a Trial by Jury........................................................................13

26.      Severability............................................................................................13

27.      Headings................................................................................................13

28.      Counterparts............................................................................................13

29.      Applicable Law..........................................................................................13

30.      Attorneys' Fees.........................................................................................13

31.      Confidentiality.........................................................................................13

32.      Relationship of the Parties.............................................................................13

33.      Waiver..................................................................................................14

34.      Injunctive Relief.......................................................................................14

35.      Indemnification.........................................................................................14

                          ARTHUR TREACHER'S/MIAMI SUBS
                               DEVELOPMENT PROGRAM
                                MASTER AGREEMENT


         THIS ARTHUR TREACHER'S/MIAMI SUBS COMBO DEVELOPMENT PROGRAM MASTER AGREEMENT ("Agreement") is entered into this 13th day of August, 1998 by and between ARTHUR TREACHER'S, Inc., a Utah corporation ("Arthur Treacher's"), with its principal place of business at 7400 Baymeadows Way, Suite 300, Jacksonville, FL 32256, and MIAMI SUBS USA, INC., a Florida corporation ("Miami Subs "), with its principal place of business at 6300 NW 31st Avenue, Ft. Lauderdale, FL 33309.


                                    RECITALS

         A. Arthur Treacher's is engaged in the business of offering and awarding franchises for the operation of Arthur Trencher's restaurants, featuring seafood.

         B. Miami Subs is in the business of granting single unit franchises and multiple unit franchise development rights for the operation of restaurants known as "Miami Subs" and "Miami Subs Grill" (collectively "Restaurants"), featuring hot and cold submarine and other sandwiches, gyros and other Greek specialties, hamburgers. salads, and other foods.

         C. Miami Subs is a wholly-owned subsidiary of Miami Subs Corporation, a Florida corporation.

         D. Arthur Trencher's and Miami Subs desire to offer certain Arthur Trencher's products for sale in existing and future developed Miami Subs Restaurants ("Combo Units") on the terms and conditions as set forth in this Agreement. The parties intend for this definitive Agreement to supersede the terms of any previous agreements with the exception of the test agreements, a copy of which is attached hereto as Exhibit A.


                                    AGREEMENT

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein. Arthur Trencher's and Miami Subs do hereby agree as follows:

         1. THE COMBO UNIT. Pursuant to the terms of this Agreement. Arthur Treacher's agrees to enter into Franchise Agreements with approved Miami Subs franchisees (or wit Miami Subs for corporate owned Restaurants) permitting the sale of approved Arthur Treacher's products at existing or new Restaurant locations.

         2. TERM.

            2.1 Term. Unless sooner terminated or modified in accordance with the provisions herein, this Agreement shall remain in existence for as long as Miami Subs Units have existing franchise agreements with Arthur Treacher's.

            2.2 Continuing Rights. The termination or expiration of this Agreement shall not affect the term of any Arthur Treacher's Franchise Agreements awarded by Arthur Treacher's for Combo Units developed (or under development or approved for development) hereunder prior to or during the term of this Agreement.

         3. COMBO UNIT SITE AND APPLICANT APPROVAL.

            3.1 Site and Franchisee Submission. Miami Subs shall submit to Arthur Treacher's prospective site addresses. prospective franchisee names. and franchisee's applications. Any proposal requiring Arthur Treacher's approval, shall be decided by Arthur Treacher's and communicated to Miami Subs within fifteen (15) days of Arthur Treacher's receipt of the Information. Any approval not received within the fifteen (15) day approval period shall be deemed automatically approved.

            3.2 Existing Miami Subs Franchisees' Sites. Any and all existing Miami Subs franchise sites that have been approved by Miami Subs and the existing franchisee shall both automatically be approved for a Combo Unit by Arthur Treacher's unless at the time of the proposed addition of Arthur Treacher's there exists an Arthur Treacher's restaurant within three (3) miles of the proposed Combo Unit or unless there is an existing Arthur Treacher's restaurant with a franchise agreement that provides for a larger protected territory than three (3) miles, in which case, the existing franchise agreement shall control.

            3.3 New Sites/New Franchisees Approved by Miami Subs. Any and all new Miami Subs franchisees or new sites approved by Miami Subs shall both be approved by Arthur Treacher's using criteria that shall be no more restrictive than Miami Subs then current standards. Approval shall not be unreasonably with held. In addition to the prospective franchisee's names and site addresses for new franchisees, Miami Subs shall submit to Arthur Treacher's background checks and any other relevant information (the "Information") obtained by Miami Subs relating to the prospective franchisee.

            3.4 Applicant Documentation by Arthur Treacher's. Upon submission of the prospective franchisee's name to Arthur Treacher's by Miami Subs. Miami Subs shall disclose the prospective Combo Unit applicant with the then current Arthur Treacher's Offering Circular. The Combo Unit applicant shalt be required to complete and submit an Arthur Treacher's Franchise Applicant form and other reasonably required information to Arthur Treacher's.


                                        5

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            3.5 Combo Units Operated by Miami Subs. Arthur Treacher's agrees to award Arthur Treacher's franchises to Miami Subs for Combo Unit locations, provided that such Combo unit locations shall be operated as company Restaurants by Miami Subs and there is not an existing Arthur Treacher's restaurant within three (3) miles of the proposed Combo Unit or there is not an existing Arthur Treacher's restaurant with a franchise agreement that provides for a larger protected territory than three (3) miles, in which case, the existing franchise agreement shall control. The panics shall enter into a mutually acceptable Master Franchise Agreement for all Combo Units that are operated by Miami Subs.

         4. INDIVIDUAL FRANCHISE AGREEMENT FOR EACH COMBO UNIT. The Arthur Treacher's Franchise Agreement, along with other required franchise related documents as disclosed in the Arthur Treacher's Offering Circular, must be fully executed for each individual Combo Unit location before the Combo Unit is opened. Arthur Treacher's agrees to amend its Franchise Agreement and other related franchise documents used in connection with this Agreement in order to reflect the terms of this Agreement and other terms agreed to by both parties. The parties agree that Arthur Treacher's shall prepare and deliver all such agreements and related documents (including those for Miami Subs franchisees) to Miami Subs who will obtain appropriate signatures and collect the required fees agreed to herein. Miami Subs shall then deliver the fully executed agreements and all payments back to Arthur Treacher's as soon as reasonably possible after the Combo Unit opening. It is understood that any and all Arthur Treacher's Franchise Agreements for such Combo Units shall be independent of this Agreement. The continued effectiveness of any such individual franchise agreement shall not depend on the continued effectiveness of this Agreement. If any conflict shall arise between this Agreement and any individual franchise agreement, the latter shall have precedence and superiority over the former for issues pertaining to Arthur Treacher's relationship with individual Miami Subs franchisees. Conversely, the former shall have precedence and superiority over the latter for issues pertaining to the Miami Subs/Arthur Treacher's relationship. Arthur Treacher's acknowledges that the Arthur Treacher's Franchise Agreement for the Combo Units shall be for a term that runs concurrently with the Miami Subs Franchise Agreement for each Combo Unit and terminates upon the termination of the Miami Subs Franchise Agreement. Arthur Treacher's further acknowledges that Miami Subs has procured financing for the addition of the Arthur Treacher's operation in each Combo Unit. and in connection therewith, Arthur Treacher's agrees to modify its Franchise Agreement to provide for the assignment of the Franchise Agreement to the respective lender.

         5. CONSTRUCTION/CONVERSION PLANS FOR COMBO UNIT. Miami Subs and Arthur Treacher's shall jointly agree on standard development/conversion guidelines, necessary' equipment. menu board layout. and any other significant aspects of the construction or conversion of Miami Subs Restaurants to incorporate the sale of Arthur Treacher's products. Miami Subs will use reasonable best efforts to insure that units are convened according to these general guidelines. The Combo Unit applicant shall pay all costs and expenses necessary to construct and incorporate Arthur Trencher's into the Restaurant. Nothing herein shall imply that either Arthur Treacher's or Miami Subs shall be required to estimate or guarantee the expenses of the Combo Unit application or to perform any act required to be performed by the Combo Unit applicant. The Combo Unit applicant performing the construction shall procure and maintain all licenses and permits, and all required landlord or other approvals necessary for the construction, modification and proposed operations. Whenever a Combo Unit cannot be developed according to the general guidelines. Miami Subs reserves the right to modify the plans in their discretion. However, whenever there are material deviations from the general guidelines, Miami Subs will provide Arthur Treacher's with information and plans as to the material changes, and Arthur Treacher's will have the right to approve the changes. Such approval will not be unreasonably withheld. Combo Units may purchase their equipment from any source, so long as such equipment meets Arthur Treacher's required specifications.

         6. COMBO UNIT OPERATIONS.

            6.1 Dual Obligations of Operator. Except for Combo Units operated by Miami Subs, the parties acknowledge that the Combo Unit operators will be the franchisee of both parties. The Combo Unit operator as an Arthur Treacher's franchisee shall be responsible for the sale of approved Arthur Treacher's products from and the operation of the Combo Unit location in compliance with the terms of the individual Arthur Treacher's Franchise Agreement and the standards and requirements of the Arthur Treacher's system. Correspondingly, Miami Subs or the Miami Subs franchisee shall be responsible for the sale of Miami Subs products from and the operation of the Restaurant. The Combo Unit operator shall procure and maintain at its sole expense all licenses and permits necessary for its operations.

            6.2 Obligations of Franchisors.

                A. Miami Subs and Arthur Treacher's shall each be responsible for complying with the federal. state and local laws and regulations governing their respective relationship with the Combo Units. In addition. Miami Subs and Arthur Treacher's shall each be responsible for protecting and defending their own trademark or tradenarne.

                B. Arthur Treacher's hereby delegates and assigns -- irrevocably during the term of each Combo Unit Franchise Agreement with Arthur Treacher's (or extension or renewal thereof) -- to Miami Subs and Miami Subs agrees to use reasonable efforts and exercise due care to perform certain of its duties ("Delegated Duties") owed under individual Arthur Treacher's Franchise Agreements which have been or will be executed between Arthur Treacher's and. Combo Units owned and operated by Miami Subs franchisees. These Delegated Duties are limited to the following: (a) initial and on going training, as detailed in paragraph 8 of this Agreement. (b) operational monitoring and guidance in accordance with Arthur Trencher's standard operations manual. including any changes to the manual as agreed to from time to time by Arthur Treacher's and Miami Subs. (c) architectural and construction supervision, as specified in Paragraph 5.. and (d) marketing and advertising. Arthur Treacher's shall have the right to inspect Combo Units and provide Miami Subs with feedback on Miami Subs' performance of
                                                         7

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these Delegated Duties. If deficiencies are discovered by Arthur Treacher's,
Miami Subs and Arthur Treacher's shall use their best efforts to jointly solve such problems as soon as reasonably possible. If such deficiencies are not corrected to Arthur Treacher's reasonable satisfaction, then Arthur Treacher's shall have the right to directly assist the franchise owner in correcting the deficiency.

                All other duties and responsibilities of Arthur Treacher's pursuant to its franchise agreements executed with Miami Subs franchisees, which are not Delegated Duties, shall remain the sole duties of Arthur Treacher's. Arthur Treacher's agrees to modify (through an Addendum acceptable to Miami
Subs) its Franchise Agreements executed with Miami Subs franchisees, to conform to the terms agreed to in this Agreement. Arthur Treacher's and Miami Subs shall concurrently provide each other with copies of all related formal notices issued to the Combo Unit franchisees. Upon request, Miami Subs shall provide Arthur Treacher's with copies of its inspection reports of the Combo Units.

            6.3 Approval of Products. It is intended that the only approved seafood products to be offered at the Combo Units shall be Arthur Treacher's seafood products approved pursuant to this Agreement. Miami Subs and Arthur Treacher's will jointly agree on the Arthur Treacher's products to be offered for sale in the Combo Units, and any proposed variations to the agreed upon menu. In addition, Arthur Treacher's recognizes that Miami Subs Restaurants purchase food and products through approved national distributors. Arthur Treacher's will assist Miami Subs in arranging for all necessary products to be distributed through Miami Subs approved distributors including instructing Arthur Treacher's approved suppliers to sell directly to Miami Subs approved distributors. In the event that Miami Subs' distributors distribute Arthur Treacher's products to an unapproved Miami Subs franchisee, Miami Subs will take whatever action is necessary and appropriate to have the distributor cease such shipments.

         7. TRAINING.

            7.1 Arthur Treacher's Certification of Miami Subs Trainers. Arthur Treacher's agrees to certify, and keep certified, no fewer than three (3) Miami Subs operations/training employees as Arthur Treacher's Combo Trainers. Arthur Treacher's will be responsible for the development of the training curriculum to be utilized by these Combo Trainers. Arthur Treacher's agrees to keep the designated Miami Subs Combo Trainers updated, on a periodic basis, with any significant developments or modifications to the training methods or materials that will be made available to the Combo Trainees. Arthur Treacher's retains the rights and authority to modify the Arthur Treacher's training curriculum as it deems necessary.

            7.2 Miami Subs' Instruction of Combo Unit Trainees. Each approved Arthur Treacher's Combo Franchisee and/or its designated manager shell be required to attend and successfully complete the Miami Subs training program. which shall include the above referenced Arthur Treacher's curriculum. The training will take place at locations as specified by Miami Subs, with sessions also held at Combo Units approved by Miami Subs. The Franchisee shall be solely responsible for all travel and training-related expenses for itself and/or designated manager(s).

                Miami Subs, through its certified Combo Trainers, shall be responsible for instructing Combo Unit Trainees in accordance with Arthur Treacher's approved training curriculum. The Arthur Treacher's training curriculum may be held separately or it may be incorporated into the regular Miami Subs training sessions that are taking place.

                Arthur Treacher's training instructors shall be allowed, at their own expense, to audit and observe these training sessions. As a result of any audited sessions, Arthur Treacher's agrees to provide helpful feedback, assessments and guidance directly to Miami Subs Combo Trainers who, in turn. shall communicate any appropriate information directly to the Combo Trainees. If significant training deficiencies are discovered by Arthur Treacher's, the parties shall use their reasonable efforts to jointly solve such problems as soon as practical.

            7.3 As requested by Miami Subs, Arthur Treacher's agrees to provide employees to assist in the opening of each Combo Unit. The number of Arthur Treacher s employees necessary for each opening shall be agreed by Miami Subs and Arthur Treacher's.

         8. PAYMENT OF ARTHUR TREACHER'S INITIAL FRANCHISE FEE AND ROYALTY FEE.

            8.1 Initial Franchise Fees and Opening Costs. An initial franchise fee associated with entering into an Arthur Treacher's Franchise Agreement under this program shall be in an amount of Five Thousand Dollars ($5,000.00). Miami Subs will collect the franchise fee from the Combo Unit franchisee and will remit one-half of the fee collected (i.e. $2,500.00) to Arthur Treacher's within 15 days following collection. There shall be no separate franchise fee due to Arthur Treacher's for Miami Subs company operated Combo Restaurants. however, Miami Subs shall reimburse Arthur Treacher's for approved direct out of pocket expenses incurred by Arthur Treacher's in participating in the unit opening. The initial franchise fee shall only increase if jointly agreed upon.

            8.2 Royalty Fees. Combo Unit franchisees shall be required to pay to Miami Subs a royalty of four percent (4%) of the Combo Unit's gross revenue (as defined in the Miami Subs Franchise Agreement "Gross Revenue"). The Combo Unit franchise shall not be required to pay a separate royalty to Arthur Treacher's. After receipt of the 4% royalty fee. Miami Subs shall remit the applicable portion of such fees collected, as specified below, to Arthur Treacher's on a monthly basis within ten (10) days following the month that the fee was collected. Miami Subs shall also provide Arthur Treacher's with an accounting, on a monthly basis. of all sales at the Combo Unit. the amount of the fees collected and uncollected, and the computation of the amount remitted to Arthur Treacher's.

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            8.3 Royalty Fees for Existing Restaurants. For existing Miami Subs
Restaurants, Miami Subs shall determine from independent information provided by the franchisee (including sales tax reports, register tapes, etc. which will be provided to Arthur Treacher's), the average monthly sales for the Restaurant for the twelve (12) month period prior to the selling of Arthur Treacher's products in the Restaurant (the "Base Sales Amount"). Should any Miami Subs Restaurant have less than a twelve (12) month sales history but at least a six (6) month sales history, then the Base Sales Amount shall be calculated from the average monthly sales throughout the Restaurant's history of operation. Miami Subs shall then remit to Arthur Treacher's following full collection of the entire royalty fee from the franchisee for each month, a fee of two percent (2%) of the existing franchised Restaurant's monthly net incremental sales over the Base Sales Amount, with such amount not to exceed 2% of the amount of Arthur Treacher's product sales (i.e. assuming that the Base Sales Amount is $80,000; and Combo Unit monthly sales are $100,000 comprised of $75,000 for Miami Subs and $25,000 for Arthur Treacher's, then Miami Subs would remit to Arthur Treacher's from the total royalty fee paid, a fee of 2% of $20,000, or 2% of that portion of sales that exceeds the Base Sales Amount, not to exceed the actual Arthur Treacher's sales). For Miami Subs company operated restaurants, the calculation for royalties shall be the same as for existing franchisee owned and operated Restaurants except that the percentage shall be changed from two percent (2%) to one and a half percent (1.5%).

            8.4 Newly Developed Restaurants Royalty Fees. For existing Miami Subs franchisees who are opening a new restaurant site and new company operated restaurants that incorporate Arthur Treacher's product sales in the Restaurant. (i.e. units that do not have at least a six (6) month sales history prior to implementing Arthur Treacher's products for sale in the Restaurant), then Miami Subs will remit to Arthur Treacher's a fee of one and a half percent (1.5%) of the total Arthur Treacher's Gross Revenue in the Restaurant on a monthly basis within ten (10) days following the month that the entire royalty fee is collected from the franchisee or in which the company-operated Restaurants collect the revenues.

            8.5 New Franchisees Royalty Fees. For any prospective franchisee to the Miami Subs System, whose principle(s) are not currently a franchisee with the Miami Subs System, Miami Subs shall remit to Arthur Treacher's a royalty fee in an amount to be determined by the mutual agreement of both Arthur Treacher's and Miami Subs.

         9. ADVERTISING AND MARKETING. Both Miami Subs and Arthur Treacher's agree to jointly and independently develop advertising and marketing strategies for the Combo Units. Miami Subs shall have the right to develop advertising and promotional material specifically and solely for use in Miami Subs Combo Units, and will confer with and seek advise from Arthur Treacher's on the development of such materials; however, Miami Subs need not acquire Arthur Treacher's approval prior to the use of any marketing or advertising materials. For any advertising or marketing promotion developed by one party but used in the other parties' non-Combo Units, such cost incurred by the developing party shall be shared on a pro-rata basis with the non- developing party. The Combo Units shall not be required to pay a separate

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advertising fee to Arthur Treacher's. However, Arthur Treacher's will make available to all Combo Unit franchisees all marketing materials that are made available to other Arthur Treacher's Restaurants. The pi-ice of these materials shall not to exceed the cost charged other Arthur Treacher's Restaurants/franchisees. The Combo Unit franchisee shall only be required to pay to Miami Subs the advertising fees set forth in the Miami Subs Franchise Agreement. and Miami Subs shall use such fees in its sole discretion.

                  Upon the development and operation of a sufficient number of Combo Units in a designated market, Miami Subs shall use its best efforts to cause its Combo Unit franchisees in such market to participate in a special co-op marketing fund for the purpose of marketing and advertising the sale of Arthur Treacher's products in the market.

         10. FRANCHISE AGREEMENT MODIFICATION. Neither Arthur Treacher's or Miami Subs shall modify or amend the terms of its Franchise Agreement with a Combo Unit franchisee in any way that would adversely affect the other parties agreement with the franchisee, without the other parties' prior 'written approval.

         11. TEST UNITS. There are currently three Miami Subs/Arthur Treacher's test units which are operating under letter agreements (attached as Exhibit A hereto). Upon termination or expiration of the test agreements, Arthur Treacher's shall provide the owner/operator with the approved Arthur Treacher's franchise agreement for use with this program. There will be no initial franchise fee charged. Following execution of the Franchise Agreement, the terms of this Agreement shall become effective.

         12. COMBO PROGRAM EXCLUSIVITY. Arthur Treacher's recognizes that Miami Subs co-brands with other concepts (including Baskin-Robbins and Kenny Rogers) and plans to expand this program to other co-branding partners. However, Miami Subs agrees that during the term of this Agreement that it will not co-brand with any other fast food concept that specializes primarily in seafood products and Arthur Treacher's agrees that it will not co-brand or license its products with any other company that competes as a fast-food restaurant in the n markets of Florida, Georgia, North Carolina, South Carolina, Dallas/Fort Worth-Texas ADI, Peru, Ecuador. or any other ADI (advertising area of dominant influence), state or country in which Miami Subs develops a presence, unless approved by Miami Subs. To maintain this exclusivity in North and South Carolina and the Dallas/Ft. Worth markets, Miami Subs agrees to convert at least six (6) Miami Subs Restaurants in the Dallas/Ft. Worth A.D.I. ("DFW") to Combo Units within two (2) years from the date of this Agreement. At least three (3) of the six (6) DEW Combo Units shall be converted within one (1) year from the date of this Agreement. In addition, Miami Subs agrees to convert at least six (6) Miami Subs Restaurants in the North Carolina and South Carolina ("Carolina") market to Combo Units within two (2) years from the date of this Agreement. At least three
(3) of the six (6) Carolina Combo Units shall be convened within one (1) year from the date of this Agreement. Should Miami Subs fail to meet the above conversion schedule for either the DEW market or the Carolina market, Miami Subs shall lose its

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right to exclusivity for the violated conversion schedule market or markets.
Nothing in this provision shall limit Arthur Treacher's ability to sell franchises or develop Arthur Treacher's units in any area not otherwise protected by a Combo Unit's Arthur Treacher's Franchise Agreement.

         13. FRANCHISEE DEFAULT.

             13.1 Notice of Default and/or Termination of Arthur Treacher's Agreement.

                  A. To Combo Units Operated by Miami Subs ("Company-Operated Combo").

                     Arthur Treacher's reserves the right to default Miami Subs in accordance with Arthur Treacher's Agreement upon Miami Subs' breach of the Arthur Treacher's Franchise Agreement for a Company-Operated Combo. Arthur Treacher's shall not terminate the Arthur Treacher's Franchise Agreement for a Company-Operated Combo Unit without first providing Miami Subs (i) written notification of the relevant material breach, and (ii) a cure period as required under the Arthur Treacher's Master Franchise Agreement or applicable state law.

                  B. To Combo Units Owned and Operated by a Miami Subs franchisee ("MS Franchisee Combo").

                     Arthur Treacher's reserves the right to default the Combo Unit franchisee in accordance with the Arthur Treacher's Franchise Agreement. Arthur Treacher's shall not terminate the Arthur Treacher's Franchise Agreement for the MS Franchisee Combo without first providing the Combo Unit franchisee
(i) written notice, with a copy to Miami Subs, of the relevant material breach. and (ii) a cure period, as required under the Arthur Treacher's Franchise Agreement or applicable state law. If the Combo Unit Franchisee fails to cure the default under 'the Arthur Treacher's Franchise Agreement within the prescribed period, Arthur Treacher's shall afford Miami Subs an additional thirty (30) day period to work out the default with the Combo Unit franchisee or to have the default cured by Miami Subs itself If such default is an automatic default under the Arthur Treacher's franchise agreement, the Arthur Treacher's franchise agreement shall automatically transfer to Miami Subs upon the termination of the initial franchisee's franchise agreement upon request by Miami Subs.

              13.2 Cross Default. Both Arthur Treacher's and Miami Subs shall amend their respective Franchise Agreements to provide for an automatic default and termination of their respective Franchise Agreement upon the default and termination of either parties' Franchise Agreement.

         14. FRANCHISE TRANSFER RESTRICTIONS. Miami Subs will notify Arthur Treacher's of any transfers of Miami Subs Restaurants (Company-Owned and franchisee-owned) which are Combo Units. Within five (5) days from notification from Miami Subs, Arthur Treacher's shall, process all necessary Arthur Treacher's documentation in connection with such transfers. Upon transfer of the restaurant, Miami Subs shall collect and remit to Arthur Treacher's a transfer fee of Five Hundred Dollars ($500.00). No transfer fee shall be charged for the transfer of a Company-Owned Combo Unit. Miami Subs shall be responsible for coordinating the closing and forwarding all required documents to Arthur Treacher's.

         15. NO ASSIGNMENT. Except in connection with a sale of substantially all the assets, merger or reorganization of either party, this Agreement will not be assigned by either party without the prior written consent of the other party, nor may any rights under this Agreement be transferred to any other party by operation of law. Any such prohibited assignment or transfer will be void and of no effect and will constitute a material breach of this Agreement.

         16. CORPORATE AUTHORITY. Miami Subs and Arthur Treacher's have the corporate power and authority to execute, deliver and perform this Agreement; and the execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate action. The execution, delivery and performance of this Agreement by Miami Subs and by Arthur Treacher's will not result in a breach of or violation by Miami Subs or by Arthur Treacher's, or constitute a default by it, under any judgement, decree, order, governmental permit or license, agreement, indenture, instrument, statute, rule or regulation to which either is a party or by which either is bound or their respective certificate of incorporation or By-Laws. No authorization, approval or consent of any governmental authority is required in connection with the execution, delivery and performance by Miami Subs or by Arthur Treacher's of this Agreement.

         17. INDEMNIFICATION. To the extent that Arthur Treacher's or Miami Subs incurs or has imposed upon it any costs for any claim, damage, liability, suit or action, including all reasonable expenses and attorneys' fees, by reason of the acts or omissions of the other, the other's specific business operation, or of the other's respective agents or employees, Arthur Treacher's and Miami Subs shall indemnify and hold each other harmless from and against such costs.

         18. DEFAULT AND TERMINATION.

             18.1 Default Without Opportunity to Cure. The specified party shall be deemed to be in default under this Agreement upon the occurrence of any of the following events, and the non-breaching party may, at its option where allowed by applicable law, terminate this Agreement without affording the other any opportunity to cure the default, effective immediately upon written notice from the non-breaching party:

                  A. If. contrary to the terms of this Agreement, either party discloses or divulges trade secrets provided to the other to the material detriment of the non-breaching party;

                  B. If either party files a petition commencing a voluntary case under

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bankruptcy or other debtor relief laws, an order for relief under bankruptcy or other debtor relief laws is entered against said party, or said party admits in writing its inability to pay its debts as they mature or makes an assignment for the benefit of creditors, or the date a receiver for the property or affairs of said party is appointed.

            18.2 Default With Opportunity to Cure. Except as otherwise provided in this Section, upon default or breach of this Agreement by either party which is susceptible of being cured, the non-breaching party may terminate this Agreement only by giving the breaching party written notice of termination stating the nature of such default at least thirty (30) days prior to the effective date of termination; provided, however, that the breaching party may avoid termination by immediately initiating a remedy to cure such default and curing it to the non-breaching party's reasonable satisfaction within the thirty
(30) day period, and by promptly providing proof thereof to the non-breaching party.

            18.3 Mutual Agreement. This Agreement may be terminated at any time by the mutual agreement of Miami Subs and Arthur Treacher's.

         19. BANKRUPTCY. If Arthur Treacher's files for bankruptcy, Arthur Treacher's desires that Miami Subs continue to use the Arthur Treacher's trademarks. recipes, operational procedures, and other items necessary to continue to develop and operate the Combo Units. Miami Subs shall retain the same rights that other Arthur Treacher's franchisees have during any pending bankruptcy, including the right to order from Arthur Treacher's suppliers.

         20. TRADEMARKS.

             20.1 Ownership of Names.. Arthur Treacher's and Miami Subs acknowledge that each party owns trademarks, service marks, and the names and logos used in connection with its respective company, whether or not trademarked or copyrighted by each party (collectively "Names") and all goodwill associated with or symbolized by the Names.

             20.2 No Challenge of Names. Neither Arthur Treacher's nor
Miami Subs shall do anything inconsistent with the other party's ownership of its Names and related goodwill, including any goodwill which might be deemed to have arisen through the activities of the party which is not the owner of the Names, and all use of the Names will inure directly and exclusively to the benefit of the respective owner. Nothing in this Agreement will be deemed to constitute or result in an assignment of any of the Names or the creation of any equitable or other interest in them. except as expressly set forth herein. During the term of this Agreement and any time thereafter, neither party will impugn, challenge or assist in any challenge to the validity of the other's Names. the registrations or the ownership thereof. The owner of each respective Name will be solely responsible for taking such actions as it deems appropriate to obtain trademark, service mark or copyright registration for, and to defend its ownership of each Name. All rights with respect to the Names not specifically granted in this Agreement will be and are hereby

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reserved to the owner. Any advertising or promotional materials created for
Miami Subs shall remain the property of Miami Subs with the exception of the Name.

             20.3 Separate Names. Neither Arthur Treacher's nor Miami Subs shall use, as part of its corporate or other business name, any Name of each other or any form or variation thereof which is likely to cause third parties to be confused or mistaken that Miami Subs and Arthur Treacher's are hot separate entities.

             20.4 Grant of License to Miami Subs. Arthur Treacher's hereby grants to Miami Subs a non-transferable right to use Arthur Treacher's Names during the term of this Agreement in connection with Miami Subs sale of Miami Subs franchises and with the marketing, sale and distribution, as set forth herein, of Arthur Treacher's products at the Combo Unit locations.

         21. NOTICES. Any notice or other communication provided for herein or given hereunder to a party hereto shall be in writing and shall be deemed to have been given if signed by the party giving them. Notice shall be deemed effectively given when delivered by hand, on the third business day after it is deposited in the Untied States mail, postage paid (registered or certified mail) or on the business day after it is sent by telecopier to the individuals listed below:

         To Arthur Treacher's:      Mr. William Saculla. President
                                    Arthur Treacher's, Inc.
                                    7400 Baymeadows Way, Suite 300
                                    Jacksonville, FL 32256

         To Miami Subs:             Donald L. Perlyn, President
                                    Miami Subs USA, Inc.
                                    6300 NW 3 1st Avenue
                                    Ft. Lauderdale, FL 33309

or such other address with respect to a party as such party shall notify the other in writing as above provided.

         22. COMPLETE AGREEMENT AND DISCLOSURES.

             22.1 This Agreement and the Exhibits herein contain the complete agreement among the parties with respect to the Program contemplated hereby and supersede all prior agreements and understandings among the parties with respect to such Program. There are no restrictions, promises, warranties. covenants, or undertakings by the parties other than those expressly set forth in this Agreement. This Agreement may be amended, modified or terminated only by written instrument signed by all parties hereto.

         23. GOOD FAITH AND COOPERATION. The parties pledge to utilize their best

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efforts to promote a cooperative working relationship and to undertake a good faith approach toward resolving any disputes that may arise between themselves during their relationship

         24. MEDIATION. In connection with any dispute which may arise between the parties, either party may at any time elect to submit the dispute to non-binding mediation before and in accordance with the procedural rules of a mutually agreeable mediator. Mediation will take place in a mutually agreeable place, with the costs of mediation to be borne equally by both parties.

         25. MUTUAL WAIVER OF A TRAIL BY JURY. Each party hereby covenants and agree that in any litigation, suit, action, counterclaim or proceeding, whether at law or in. equity, which arises out of. concerns, or relates to this agreement, any and all transactions contemplated hereunder, the performance thereof, or otherwise, trial should be to a court of competent jurisdiction and not to a jury. Each party hereby irrevocably waives any right it may have to a trial by jury. Any party may file an original counterpart or a copy of this Agreement with any court as written evidence of consent of the parties hereto of the waiver of their right to trial by jury. Neither party has made or relied upon any oral representations to or by the other party regarding the enforceability of the provision. Each party has read and understands the effect of this jury waiver provision. If any other term of this Agreement is found or determined to be unconscionable or unenforceable for any reason, the foregoing provisions shall continue in $11 force and effect

         26. SEVERABILITY. If any provision of this Agreement or any Exhibit shall be determined to be contrary to law and unenforceable by any court of law, the remaining provisions shall be severable and enforceable in accordance with their terms.

         27. HEADINGS. The descriptive headings of the Sections and Subsections hereof are inserted for convenience only and do not constitute a part of this Agreement.

         28. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute but one instrument.

         29. APPLICABLE LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Florida.

         30. ATTORNEYS' FEES. Should suit be brought to enforce this Agreement or by reason of any claimed default in the performance hereof by either party, the prevailing party in such suit shall be awarded reasonable attorneys' fees in the defense or prosecution thereof as a part of the judgement in such suit.

         31. CONFIDENTIALITY. Each of the parties shall use its best efforts to keep confidential any and all information, including but not limited to the information and materials

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contained in the operating guide of the respective party, furnished to it or to its affiliates, agents or representatives in connection with the Program arising out of this Agreement. Such parties shall instruct their respective officers, employees and other representative having access to such information of such obligation of confidentially and shall enforce adherence to such obligation of confidentiality. The parties hereby acknowledge that such confidential information of each party constitutes trade secret. Upon any termination of this Agreement. the parties shall promptly return to the other all confidential materials.

         32. RELATIONSHIP OF THE PARTIES. It is understood and agreed by the parties tat this Agreement does not in any way create a fiduciary relationship, and that nothing in the Agreement is intended to constitute any party as an agent, legal representative, subsidiary, joint venturer, partner, employee or servant of the other party, for any purposes whatsoever.

         33. WAIVER. No failure of Arthur Treacher's or Miami Subs to exercise any power reserved to it hereunder, or to insist upon strict compliance by the other with any obligation or condition hereunder, and no custom or practice of the parties in variance with the terms thereof, shall constitute a waiver of Arthur Treacher's or Miami Subs' right to demand strict compliance with the terms hereof Waiver by Arthur Treacher's or Miami Subs of any particular default by the other shall not affect or impair Miami Subs' or Arthur Treacher's right with respect to any subsequent default of the same or of a different nature; not shall any delay, waiver, forbearance or omission of Miami Subs to exercise any power or rights arising out of any breach or default by the other of any of the terms, provisions or covenants hereof or impair Miami Subs' or Arthur Treacher's rights, nor shall such constitute a waiver by Miami Subs or Arthur Treacher's of any right hereunder or of the right to declare any subsequent breach or default.

         34. INJUNCTIVE RELIEF. Both parties recognize that their failure to comply with Section 31. of this Agreement or their infringement of the other parties Names is likely to cause irreparable harm to the other party. Therefore both parties shall be entitled to injunctive relief (both preliminary and permanent) restraining that breach and/or to specific performance, without showing or proving actual damages and without posting any bond or security. Any equitable remedies sought by the damaged party shall be in addition to, and not in lieu of, all remedies and rights that the damaged party otherwise may have arising under applicable law or by virtue of any breach of this Agreement.

         35. INDEMNIFICATION. Miami Subs hereby and forever indemnifies, defends and holds Arthur Treacher's its agents, officers and directors and employees, harmless from and against any and all obligations, actions. causes of action, suits, debts, dues, sums of money including attorneys fees, court costs of any kind and any level whatsoever including appeals, covenants, judgements, executed claims, demands whatsoever in law or in equity, for, upon or by reason of any matter arising from or related to the sales process for a Combo Unit. Notwithstanding the foregoing, Miami Subs shall not indemnify Arthur Treacher's for matters arising from or related to any deficiency or mistake made to any offering circular, agreements. or sales information created by or on behalf of Arthur Treacher's.

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


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

ARTHUR TREACHER'S, INC.                           MIAMI SUBS USA, INC.
A Utah corporation                                A Florida corporation


By: /s/William Saculla                            By:
    -------------------------------                   --------------------------
    Its: Pres.                                    Its: President

Attest:                                           Attest:


-----------------------------------               ------------------------------
Its: Executive Assistant                          Its: V.P.



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